                                                                     EXHIBIT 1.3

                          "COMERICA -- 4TH AMENDMENT"
                                FOURTH AMENDMENT
                          TO RESTATED CREDIT AGREEMENT

    This Fourth Amendment to Restated Credit Agreement and Note dated as of
July 15, 1999 by and among IPG HOLDINGS LP, a Delaware limited partnership ("Borrower"), INTERTAPE POLYMER GROUP INC., a Canadian corporation ("Guarantor") and COMERICA BANK, a Michigan banking corporation ("Bank").

    WHEREAS, Borrower, Guarantor and Bank entered into a Restated Revolving Credit Agreement dated as of May 8, 1998 (the "Original Agreement" and as amended by the First Amendment (defined below) the "Agreement"), pursuant to which Borrower incurred certain indebtedness and obligations to Bank and issued to Bank a certain Eurodollar Revolving Note in the face amount of Fifty Million Dollars ($50,000,000) made by Borrower to Bank as of May 8, 1998 ("Note");

    WHEREAS, Borrower, Guarantor, and Bank entered into a First Amendment to Credit Agreement dated as of September 1, 1998 (the "First Amendment"), pursuant to which (i) a subfacility in favor of American Tape Co. ("ATC") was established under the Agreement, and (ii) amounts available under the Revolving Facility were limited, inter alia, by amounts outstanding under the ATC Note;

    WHEREAS, Borrower, Guarantor and Bank entered into a Second Amendment to Credit Agreement dated as of January 22, 1999 (the "Second Amendment");

    WHEREAS, Borrower, Guarantor and Bank entered into a Third Amendment to Restated Credit Agreement dated as of May 17, 1999 (the "Third Amendment");

    WHEREAS, Borrower, Guarantor and Bank desire to amend certain provisions of the Agreement on the terms and conditions hereof;

    NOW, THEREFORE, it is agreed:

A.  DEFINITIONS

    1. Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

B.  AMENDMENT TO AGREEMENT

    1. All references to the Note in the Agreement, including, but not limited to the reference in Section 1.3 of the Agreement, shall mean that certain Eurodollar Revolving Note in the principal amount of $60,000,000 executed and delivered by Borrower to Bank of even date herewith as a replacement to that certain Note executed and delivered in connection with the Agreement (the "Replacement Note"). Advance under the Replacement Note are limited by amounts outstanding under the ATC Note (as defined in the Second Amendment, as amended).

    2. The definition of "COMMITMENT AMOUNT" set forth in Section 7.1 of the Agreement shall be amended to read as follows: "COMMITMENT AMOUNT" means Sixty Million Dollars ($60,000,000)."

C.  REPRESENTATIONS

    Borrower hereby represents and warrants that:

    1. Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower's and Company's powers, have been duly authorized, are not in contravention of law or the terms of their respective governing instruments, and do not require the consent or approval of any governmental body, agency, or authority.

    2. This Amendment, and the Agreement as amended by this Amendment, and any other documents and instruments required under this Amendment or the Agreement, when issued and delivered under this Amendment or the Agreement, will be valid and binding in accordance with their terms.

    3. The covenants of Borrower and Company set forth in Article V of the Agreement are true and correct as of the date hereof.

    4. No Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

D.  MISCELLANEOUS

    1. This Amendment may be executed in counterparts and shall be deemed to become effective upon such execution and delivery hereof and upon delivery to Bank of each of the other documents listed on the checklist attached hereto as Exhibit "A", all in form and content satisfactory to Bank.

    2. Borrower and Company acknowledge and agree that, except as specifically amended hereby or in connection herewith, all of the terms and conditions of the Agreement and the other loan documents, remain in full force and effect in accordance with their original terms.

    3. Except as specifically set forth herein, nothing set forth in this Amendment shall constitute, or be interpreted or construed to constitute, a waiver of any right or remedy of Bank, or of any default or event of default whether now existing or hereafter arising.

    4. This Amendment, and the Agreement as amended hereby, shall be interpreted, construed and governed by the laws of the State of Michigan.

    WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                                    IPG HOLDINGS LP
                                                 By: Intertape Polymer Inc.
                                                 Its: General Partner

By: /s/Darlene Persons                           By: /s/Andrew M. Archibald

Its: Vice President                              Its: CFO & Secretary

INTERTAPE POLYMER GROUP INC.

By: /s/Andrew M. Archibald

Its: CFO, Secretary-Treasurer & VP
Administration

                                       6